EXHIBIT 23.1

THOMAS J. HARRIS
CERTIFIED PUBLIC ACCOUNTANT
3901 STONE WAY N., SUITE 202
SEATTLE, WA  98103
206.547.6050

REGISTERED AUDITOR'S CONSENT

I, Thomas J. Harris, CPA, of 3901 Stone Way North, Suite # 202, Seattle, WA. 98103, do hereby consent to the use of my reports dated July 29, 2013 on the financial statements of Amazonica, Inc. as of April 30, 2013 and April 30, 2012 and the related statements of operations, stockholders’ equity and cash flows for the periods then ended, in-addition to the period from June 2, 2010 (inception) to April 30, 2013 be included in and made part of any filing to be filed with the U.S. Securities and Exchange Commission. I also consent to your use of my name as an expert in the appropriate sections of those filings.

Dated this 17th day of January, 2014.

Thomas J. Harris
Certified Public Accountant